Filed Pursuant to Rule 424(b)(3)
Registration No. 333-220997

STARWOOD REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 17 DATED DECEMBER 18, 2019

TO THE PROSPECTUS DATED APRIL 16, 2019

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Starwood Real Estate Income Trust, Inc., dated April 16, 2019 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “we,” “us,” or “our” refer to Starwood Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise.

The purpose of this Supplement No. 17 is to disclose our acquisition of a multifamily property.

Multifamily Property Acquisition

The disclosure appearing under the heading “Investment Portfolio—Investments in Real Property” beginning on page 114 of our prospectus is supplemented with the following:

On December 17, 2019, we acquired a fee-simple interest in a multifamily property in Salt Lake City, Utah (“Avida”) for $86.7 million, excluding closing costs. Avida is a 2012-vintage high-quality multifamily property with 400 units and occupancy averaging 95% over the trailing 3 months. The property is well located in the southern suburbs of the Salt Lake Metropolitan Area with immediate access to I-15, the major North/South transportation artery. Avida sits adjacent to the TRAX light rail station, providing direct access to Downtown Salt Lake City, the Salt Lake International Airport, and major employment centers in Silicon Slopes. Avida also has convenient access to I-215 and I-80, connecting residents to the area’s largest recreational amenities, including Utah’s renowned ski resorts and national parks. The Salt Lake Metropolitan Area has benefited from population growth that has significantly exceeded the national average since 2010. According to the U.S. Department of Labor, Utah has had the fastest growing labor force of any state since 2010 at more than triple the national average.

SREIT-SUP17-1219